EXHIBIT F



                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                 October 6, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         RE:  INTERSTATE POWER AND LIGHT COMPANY - FORM U-1
              APPLICATION/DECLARATION (FILE NO. 70-10150)

Dear Sirs:

         I refer to the Application/Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Power and Light Company (the "Company"), a wholly-owned public-utility subsidiary of Alliant Energy Corporation, a registered holding company, and to the order of the Commission dated September 23, 2003, approving the Application. I have acted as counsel for the Company in connection with the Application.

         In the Application, the Company requested authority to enter into an amendment to the existing lease agreement ("Fuel Lease") pursuant to which the Company leases its 70% undivided interest in the nuclear fuel ("Nuclear Fuel") used in the Duane Arnold Energy Center (the "DAEC"), a 580 megawatt (net capacity) boiling water nuclear reactor in which the Company holds a 70% undivided interest. The amendment to the Fuel Lease is necessary to reflect certain changes to the arrangements by which the lessor under the Fuel Lease finances the costs of Nuclear Fuel leased to the Company.

         In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Company, and certificates of public officials and officers of the Company, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

         Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:


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         1. All state laws applicable to the transaction described in the
Application have been complied with;

         2. The Company is validly organized and duly existing under the laws of the State of Iowa;

         3. The Company has legally acquired (by lease) its interest in the Nuclear Fuel that is subject to the Fuel Lease;

         4. The consummation of the transaction described in the Application did not violate the legal rights of the holders of any securities issued by the Company or any associate company.

         I hereby consent to the filing of this opinion letter with the Commission pursuant to the requirements of Rule 24. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.


                                            Sincerely,



                                            /s/ Barbara J. Swan



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